SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2003

OAKWOOD HOMES CORPORATION

(Exact name of registrant as specified in charter)

North Carolina	1-7444	56-0985879

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

7800 McCloud Road, Greensboro, North Carolina	27409-9634

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 664-2400

Item 5. Other Events.

     On January 28, 2003, Oakwood Homes Corporation and certain of its subsidiaries (the “Borrowers”) entered into a Debtor-in-Possession Financing and Security Agreement (the “Tranche A Agreement”) with Greenwich Capital Financial Products, Inc. and BH Finance LLC, pursuant to which such parties agreed to provide the Borrowers with the up to $140.0 million line of credit tranche of the Borrowers’ up to $215 million debtor-in-possession (“DIP”) financing. Borrowings under the Tranche A Agreement bear interest at the greater of (a) prime plus 5% or (b) 9.5% and are secured by a priority lien on substantially all of the Borrowers’ assets. Borrowings under the Tranche A Agreement are to be used primarily to support outstanding letters of credit of $38 million, to repay amounts outstanding under the Borrowers’ previous $65 million revolving credit facility and the interim DIP facility and to provide additional borrowing capacity while the Borrowers complete their reorganization.

     The Tranche A Agreement terminates on the earliest of (a) October 15, 2003, (b) the date of substantial consummation of a plan of reorganization as confirmed by an order of the United States Bankruptcy Court for the District of Delaware, (c) the sale of a material part of any Debtor’s assets, (d) the date of the conversion of the bankruptcy case of any of the Debtors to a case under Chapter 7 of the Bankruptcy Code, (e) the date of the dismissal of the Chapter 11 case of any of the Debtors or (f) the earlier of the date on which (i) all of the loans under the Tranche A Agreement become due and payable or (ii) all of the loans under the Tranche A Agreement are paid in full and the Tranche A Agreement is terminated.

     The Tranche A Agreement is attached hereto as Exhibit 10.1. The press release issued by the Debtors announcing the Tranche A Agreement is attached hereto as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Financial Statements. Not applicable.

     (b)  Pro Forma Financial Information. Not applicable.

     (c)  Exhibits. The following exhibits are filed herewith:

10.1	Debtor-in-Possession Financing and Security Agreement

99.1	Press Release Dated January 30, 2003

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAKWOOD HOMES CORPORATION

Date: February 10, 2003	By:	/s/ Suzanne H. Wood

Name: Suzanne H. Wood Title: Executive Vice President and
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, DC

EXHIBITS

CURRENT REPORT
ON
FORM 8-K

Date of Event Reported:	Commission File No:
January 28, 2003	1-7444

OAKWOOD HOMES CORPORATION

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Debtor-in-Possession Financing and Security Agreement
99.1	Press Release Dated January 30, 2003